NEWS RELEASE

EVEREST GROUP, LTD.
Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Contacts
Media: Dawn Lauer                             Investors: Matt Rohrmann
Chief Communications Officer                        Head of Investor Relations
908.300.7670                                908.604.7343

Everest Announces Preliminary Commentary on Full-Year and Fourth
Quarter 2024 Results

HAMILTON, Bermuda -- (BUSINESS WIRE) – January 27, 2025 – Everest Group, Ltd., a global underwriting leader providing best-in-class property, casualty and specialty insurance and reinsurance solutions, today announced preliminary financial results in advance of its full year and quarterly earnings to be released on February 3, 2025.

The Company expects to report full-year 2024 net income in the range of $1.3 billion to $1.4 billion and non-GAAP net operating income in the range of $1.2 billion to $1.3 billion.

The above results are inclusive of unfavorable development of prior-year loss reserves of $1.5 billion. After current accident year strengthening of $229 million, total strengthening is $1.7 billion for the full-year and fourth quarter 2024.

•In Everest’s Reinsurance segment, the Company strengthened prior year U.S. casualty reserves by $684 million for the full-year and fourth quarter 2024. The reserve strengthening was fully offset by favorable development of well-seasoned reserves in property and mortgage lines.

•In the Company’s Insurance segment, Everest strengthened prior year U.S. casualty reserves by $1.1 billion and increased current accident year losses in U.S. casualty lines by $206 million, totaling $1.3 billion for the full-year and fourth quarter 2024. The reserve strengthening was driven by a combination of social inflation and portfolio concentrations in certain U.S. casualty lines classes.

•As disclosed in an 8-K filed with the SEC after the market close on January 27, 2025, Everest formed a new “Other” segment, primarily comprised of certain sports and leisure lines after giving effect to the sale of the business in October 2024, run-off asbestos and environmental exposures, and certain discontinued insurance programs and coverage classes. Unfavorable development in the Company’s Other segment amounted to $425 million for both the full-year and fourth quarter 2024.

•The Company also announced its new target objective to deliver a mid-teens total shareholder return over the cycle. It will no longer be providing detailed forward guidance.

“Our decisive actions this quarter follow a comprehensive reserve review. As a result of these actions, our casualty reserves are positioned with a risk margin above the actuarial central estimate,” said Jim Williamson, Everest President and CEO. “The Company has significantly fortified its U.S. casualty reserves, while taking aggressive underwriting action in certain classes exposed to social inflation, bolstering talent, and investing in our platform. We believe these actions strengthen our balance sheet and put Everest on a clear trajectory towards generating attractive returns throughout the cycle.”

We will host a conference call on Tuesday, January 28, 2025, beginning at 8:30 am Eastern Time to discuss our preliminary 2024 results. Dial in details can be obtained by completing the registration form available at: https://dpregister.com/sreg/10196536/fe6a16fa20

About Everest

Everest is a global underwriting leader providing best-in-class property, casualty, and specialty reinsurance and insurance solutions that address customers’ most pressing challenges. Known for a 50-year track record of disciplined underwriting, capital and risk management, Everest, through its global operating affiliates, is committed to underwriting opportunity for colleagues, customers, shareholders, and communities worldwide.

Everest common stock (NYSE: EG) is a component of the S&P 500 index.

Additional information about Everest, our people, and our products can be found on our website at www.everestglobal.com.

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The Company generally uses after-tax operating income (loss), a non-GAAP financial measure, to evaluate its performance. After-tax operating income (loss) consists of net income (loss) excluding after-tax net gains (losses) on investments and after-tax net foreign exchange income (expense) as the following reconciliation displays:

	Range
($ in billions)	Low end	High end
After-tax net operating income (loss)	$1.2	$1.3
After-tax net gains (losses) on investments	—	—
After-tax net foreign exchange income (expense)	0.1	0.1
Net income (loss)	$1.3	$1.4

Although net gains (losses) on investments and net foreign exchange income (expense) are an integral part of the Company’s insurance operations, the determination of net gains (losses) on investments and foreign exchange income (expense) is independent of the insurance underwriting process. The Company believes that the level of net gains (losses) on investments and net foreign exchange income (expense) for any particular period are not indicative of the performance of the underlying business in that particular period. Providing only a GAAP presentation of net income (loss) makes it more difficult for users of the financial information to evaluate the Company’s success or failure in its basic business and may lead to incorrect or misleading assumptions and conclusions. The Company understands that the equity analysts who follow the Company focus on after-tax operating income (loss) in their analyses for the reasons discussed above. The Company provides after-tax operating income (loss) to investors so that they have what management believes to be a useful supplement to GAAP information concerning the Company’s performance.